Exhibit 10.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of April 2, 2020 (the “Effective Date”), by and between Fate Therapeutics, Inc., a Delaware corporation  (the “Company”), having its principal place of business at 3535 General Atomics Court, Suite 200, San Diego, CA 92121, and Johnson & Johnson Innovation – JJDC, Inc., a New Jersey corporation (the “Purchaser”), having its principal place of business at 410 George Street, New Brunswick, New Jersey 08901.

Whereas, the Company and Janssen Biotech, Inc., an Affiliate of the Purchaser, have entered into that certain Collaboration and Option Agreement of even date herewith (the “Collaboration Agreement”); and

Whereas, the Company wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Company, shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), on the terms and subject to the conditions set forth in this Agreement.

Agreement

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Purchaser hereby agree as follows:

1.	Definitions

Capitalized terms used but not defined herein shall have the meanings provided in the Collaboration Agreement.  In addition, the following terms shall have the respective meanings set forth below:

1.1“Affiliate” shall mean any Person that directly or indirectly is controlled by, controls or is under common control with either Company or Purchaser, as applicable, at the time the determination of affiliation is being made. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common

1.

[***] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

control with”) as used with respect to a Person means (a) direct or indirect ownership of more than fifty percent (50%) of the voting securities, capital stock or equity interests of such Person or (b) possession, directly or indirectly, of the power to direct the management and policies of such Person, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

1.2“Aggregate Purchase Price” shall mean the product of the Share Price multiplied by the number of Shares, rounded up to the nearest whole penny.

1.3 “Closing” shall have the meaning set forth in Section 2.3(a).

1.4“Closing Date” shall have the meaning set forth in Section 2.3(a).

1.5 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6 “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

1.7“Intellectual Property” shall mean trademarks, trade names, trade dress, service marks, copyrights, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, and any other similar intellectual property rights.

1.8“Intellectual Property License” shall mean any license, permit, authorization, approval, contract or consent granted, issued by or with any Person relating to the use of Intellectual Property.

1.9“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

1.10“Nasdaq” shall mean The Nasdaq Stock Market LLC.

2.

1.11“Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.

1.12 “Rule 144” shall have the meaning set forth in Section 4.8(a).

1.13“SEC” shall mean the U.S. Securities and Exchange Commission.

1.14“SEC Filings” shall mean all reports, schedules, forms, statements and other documents filed or required to be filed by the Company with the SEC pursuant to the requirements of the Securities Act or the Exchange Act, including material filed pursuant to Section 13(a) or 15(c) of the Exchange Act, in each case, together with all exhibits, supplements, amendments and schedules thereto, and all documents incorporated by reference therein.

1.15“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.16“Shares” shall have the meaning set forth in Section 2.3(a).

1.17“Share Price” shall mean $31.00 per share of Common Stock.

2.	Agreement to Sell and Purchase

2.1Authorization of Shares.  The Company has authorized the sale and issuance to the Purchaser of the Shares under the terms and conditions of this Agreement.

2.2Sale and Issuance of Shares.  On the basis of the representations and warranties herein, and upon the terms and subject to the conditions hereof, the Purchaser agrees to purchase from the Company, and the Company agrees to issue and sell to the Purchaser, the Shares at a price per share equal to the Share Price.

3.

2.3Closing.

(a)Closing. Subject to the satisfaction or waiver of the conditions set forth herein, the closing of the purchase and sale of the Shares (the “Closing”) shall take place on the 5th calendar day following the Effective Date (or, if such 5th calendar day is not a business day, the next business day subsequent to such 5th calendar day) at the offices of the Company or at such earlier time and such other place as the Company and the Purchaser may agree in writing (the date of the Closing, the “Closing Date”).  At the Closing, (i) the Company shall deposit 1,612,904 shares of Common Stock (or, in the event such number of shares would exceed 19.99% of the Company’s total outstanding shares of Common Stock immediately prior to the Closing, such lesser whole number of shares as would be equal to the maximum number that could be issued without exceeding 19.99% of the Company’s total outstanding shares of Common Stock immediately prior to the Closing)  (the “Shares”) with its transfer agent to be held in book entry form for the benefit of, and in the name of, the Purchaser and (ii) the Purchaser shall pay the Aggregate Purchase Price for the Shares in U.S. dollars by bank wire transfer in immediately available funds to a bank account designated by the Company.  In the event of any stock dividend, stock split, combination of shares, recapitalization or other similar change in the capital structure of the Company after the date hereof and on or prior to the Closing Date that affects or relates to the Common Stock, the number of Shares and the Share Price shall be adjusted proportionately.

3.	Representations, Warranties and Covenants of the Company

The Company hereby represents and warrants to the Purchaser as follows:

3.1Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business.  The Company is duly qualified to transact business as a corporation and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect upon the Company’s ability to perform its obligations under this Agreement.

4.

3.2Authorization; Due Execution.  The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken.  This Agreement has been duly authorized, executed and delivered by the Company and, upon due execution and delivery by the Purchaser, this Agreement will be a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

3.3Capitalization and Voting Rights.

(a)The capitalization of the Company is as set forth in the SEC Filings. The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”).  As of the date hereof, 2,819,549 shares of Preferred Stock are designated as Class A Convertible Preferred Stock, of which 2,794,549 shares are issued and outstanding, and there are 75,967,614 shares of Common Stock issued and outstanding, of which no shares are owned by the Company.  There are no other shares of any other class or series of capital stock of the Company issued and outstanding.  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.  The Company has no capital stock reserved for issuance, except that, as of March 25, 2020, there are (i) 13,972,745 shares of Common Stock reserved for issuance upon the conversion of the Class A Convertible Preferred Stock, (ii) 11,920,860 shares of Common Stock reserved for issuance upon exercise of outstanding options and vesting of outstanding restricted stock units granted under the Company’s 2007 Equity Incentive Plan, Amended and Restated 2013 Stock Option and Incentive Plan and Inducement Equity Plan (collectively, the “Equity Plans”), (iii) 4,348,973 shares of Common Stock available for future grant under the Equity Plans, (iv) 729,000 shares of Common Stock available for issuance under the Company’s 2013 Employee Stock Purchase Plan and (v) zero shares of Common Stock reserved for issuance upon exercise of warrants outstanding.  Except as stated above or in the SEC Filings, the Company is not obligated to (x) issue any additional options, warrants, calls, subscriptions or other rights to acquire shares of capital stock of, or other equity

5.

interests in, the Company or (y) redeem, purchase, repurchase or otherwise acquire or cause to be acquired any capital stock of, or other equity interests in, the Company. The issuance of the Shares pursuant to this Agreement will not give rise to any preemptive rights or rights of first refusal on behalf of any third party. All of the authorized shares of Common Stock are entitled to one vote per share.

(b)As of the date hereof, except as disclosed in the SEC Filings, there are not any restrictions on the transfer of capital stock of the Company other than pursuant to state and federal securities Laws.

(c)The Company is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of the Company or the giving of written consents by a stockholder or director of the Company.

3.4Subsidiaries.  The Company has disclosed all of its subsidiaries required to be disclosed pursuant to Item 601(b)(21) of Regulation S-K in an exhibit to its Annual Report on Form 10-K (the “Subsidiaries” and each, a “Subsidiary”).  Each Subsidiary (i) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as presently conducted, and (ii) is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so organized, existing or qualified would not, individually or in the aggregate, have a material adverse effect on the Company’s ability to perform its obligations under this Agreement.  All of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through its Subsidiaries, and is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

6.

3.5Valid Issuance of Stock.  The Shares, when issued, sold and delivered in accordance with the terms of Section 2 hereof for the consideration and on the terms and conditions set forth herein, will be duly and validly authorized and issued, fully paid and nonassessable and, based in part upon the representations of the Purchaser in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

3.6No Defaults.  There exists no default under the provisions of any instrument or agreement evidencing, governing or otherwise relating to any material indebtedness of the Company or any of its Subsidiaries.  There exists no default under any other agreement to which the Company or any of its Subsidiaries is a party, which default would have a material adverse effect upon the Company’s ability to perform its obligations under this Agreement.

3.7SEC Filings; Financial Statements.  Since January 1, 2017, the Company has timely filed with the SEC all SEC Filings.  Such SEC Filings were prepared in accordance with and, as of the date on which each such SEC Filing was filed with the SEC, complied in all material respects with the applicable requirements of the Securities Act and Exchange Act.  None of such SEC Filings, including, without limitation, any financial statements, exhibits and schedules included therein and documents incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended.  Except (i) as set forth in the SEC Filings or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the SEC Filings, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not,

7.

individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole. There are no material unconsolidated Subsidiaries of the Company or any material off-balance sheet arrangements of any type (including any off balance sheet arrangements required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the SEC Filings filed prior to the date hereof nor any obligations to enter into any such arrangements.

3.8Material Changes.   Since December 31, 2019, except as specifically disclosed in SEC Filings dated prior to the Effective Date and in Schedule 3.8 attached hereto: (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash, shares of capital stock or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company), and (v) the Company has not issued any equity securities, except Common Stock issued pursuant to existing Company equity incentive, stock option or stock purchase plans or agreements or executive and director compensation arrangements disclosed in the SEC Filings dated prior to the Effective Date.

3.9Investment Company.   The Company is not, and immediately after receipt of payment for the Shares, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

8.

3.10Registration Rights.   Other than as disclosed in the SEC Filings, no Person has any right to cause the Company to effect the registration under the Securities Act of the transfer of any securities of the Company.

3.11Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the previous twelve (12) months, received (i) written notice from Nasdaq that the Company is not in compliance with the listing or maintenance requirements of Nasdaq that would result in immediate delisting or (ii) any notification, Staff Delisting Determination, or Public Reprimand Letter (as such terms are defined in applicable Nasdaq listing rules) that requires a public announcement by the Company of any noncompliance or deficiency with respect to such listing or maintenance requirements (other than any public announcement relating to noncompliance or deficiency under Rules 5605(b)(1), 5605(c)(2), 5605(d)(2), 5450(a)(1), or 5250(c)(1) of the Nasdaq listing rules). The Company is in compliance with all listing and maintenance requirements of Nasdaq on the date hereof, except for any noncompliance or deficiency which may exist under Rules 5605(b)(1), 5605(c)(2), 5605(d)(2), 5450(a)(1), or 5250(c)(1) of the Nasdaq listing rules and in each such case where the Company fully expects to, and has a plan to, regain compliance in accordance with applicable Nasdaq procedures and cure periods such as to avoid any suspension of trading of the Company’s Common Stock on Nasdaq or delisting actions by Nasdaq.

3.12Private Placement.  Assuming the accuracy of Purchaser’s representations and warranties set forth in Sections 4.4 - 4.7 hereof, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements.  Neither the Company nor any Person acting on its behalf will take any action that would cause the loss of such exemption. The issuance and sale of the Shares hereunder does not contravene the rules and regulations of Nasdaq.

9.

3.13No Integrated Offering.   Assuming the accuracy of Purchaser’s representations and warranties set forth in Sections 4.4 - 4.7 hereof, none of the Company nor, to the Company’s knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six (6) months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Shares or (ii) cause the offering of the Shares to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of Nasdaq.

3.14OFAC.   Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of unlawfully financing the activities of any Person that at the time of such financing is subject to any U.S. sanctions administered by OFAC.

3.15FCPA.   Neither the Company nor, to the Company’s knowledge, any agent or other Person acting on behalf of the Company, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii)  failed to disclose fully any contribution made by the Company (or made by any Person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

10.

3.16Internal Accounting Controls.   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

3.17Sarbanes-Oxley; Disclosure Controls.   The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, as amended, that are applicable to the Company. The Company has established disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there has been no change in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

3.18Litigation.  No action, suit, investigation or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries or any of its or their property or any officer or director of the Company in their capacity as such (collectively, “Actions”), is pending or, to the knowledge of the Company, threatened, which if adversely determined would have a material adverse effect on the Company and its Subsidiaries, whether or not arising from transactions in the ordinary course of business.

11.

There is no Action pending, or to the Company’s best knowledge threatened, which if adversely determined could materially and adversely affect or challenge the legality, validity or enforceability of any of this Agreement or the Collaboration Agreement or the Company’s ability to consummate the transactions contemplated by this Agreement or the Collaboration Agreement.

3.19Licenses and Other Rights; Compliance with Laws.  The Company and each Subsidiary has all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder, except where the failure to be in compliance does not and would not have a material adverse effect on the Company.  The Company and each Subsidiary has not taken any action that would interfere with the Company’s ability to renew all such Permit(s), except where the failure to renew such Permit(s) would not have a material adverse effect on the Company.  The Company and each Subsidiary is and has been in compliance with all Laws applicable to its business, properties and assets, except where the failure to be in compliance does not and would not have a material adverse effect on the Company.

3.20No Governmental Authority or Third Party Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial Governmental Authority or other third party on the part of the Company or any of its Subsidiaries is required in connection with the authorization, execution and delivery by the Company of this Agreement and the Collaboration Agreement, or with the authorization, issue and sale by the Company of the Shares, except for such notices required or permitted to be filed with certain state and federal securities commissions after the Closing Date, which notices will be filed on a timely basis.

12.

3.21No Conflict.  The Company’s execution, delivery and performance of this Agreement and the Collaboration Agreement, and compliance with the provisions hereof and thereof by the Company, do not and shall not: (a) violate any provision of applicable law or any ruling, writ, injunction, order, permit, judgment or decree applicable to the Company; (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Company or any of its assets are bound or (c) violate or conflict with any of the provisions of the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, each as amended to date, except, in the case of subsections (a) and (b), as would not have a material adverse effect on the Company.

3.22Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares.

3.23Intellectual Property.

(a) The Intellectual Property that is owned by the Company or any Subsidiary is owned free from any liens or restrictions (other than any restrictions set forth in any Intellectual Property License relating to such Intellectual Property), and all of the Company’s and its Subsidiaries material Intellectual Property Licenses are in full force and effect in accordance with their terms and are free of any liens or restrictions (other than any restrictions set forth in any such Intellectual Property Licenses), and neither the Company nor to the Company’s knowledge any other party thereto, is in material breach of any such material Intellectual Property License, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder or would result in the termination thereof or would cause or permit the acceleration or other change of any right or obligation of the loss of any benefit thereunder by the Company, except where any such failures to be in full force and effect, such liens or restrictions, such material breaches, and such events would not have a material

13.

adverse effect on the Company.  There is no material legal claim or demand of any Person pertaining to, or any proceeding which is pending (of which the Company has received notice or otherwise has knowledge) or, to the knowledge of the Company, threatened, (x) challenging the right of the Company in respect of any Company Intellectual Property, or (y) that claims that any default exists under any Intellectual Property License, except, in the case of (x) and (y) above, where any such claim, demand or proceeding would not have a material adverse effect on the Company.

(b)  (i) The Company or one of its Subsidiaries (x) owns, free and clear of any lien or encumbrance, (y) has a valid license to, or has an enforceable right, to use, as it is used or held for use, or (z) can acquire on commercially reasonable terms sufficient rights to, all valid U.S. and non-U.S. patents, trade secrets, know-how, trademarks, service marks, copyrights, and other proprietary and intellectual property rights, and all grants with respect to the foregoing (collectively, the “Proprietary Rights”) known by the Company to be necessary for the conduct of the Company’s business, the absence of which would not have or reasonably be expected to have a material adverse effect on the Company (such Proprietary Rights owned by or licensed to the Company collectively, the “Company Rights”); and (ii) the Company and its Subsidiaries has taken reasonable measures to protect the Company Rights, consistent with prudent commercial practices in the biotechnology industry, except where failure to take such measures would not have or reasonably be expected to have a material adverse effect on the Company.

3.24Material Contracts.  Each franchise, contract or other document of a character required to be described in the SEC Filings or to be filed as an exhibit to the SEC Filings under the Securities Act and the rules and regulations promulgated thereunder (collectively, the “Material Contracts”) is so described in all material respects or filed.  The Company is in compliance with and not in default of its obligations under the Material Contracts, except where any such non-compliance or default would not have a material adverse effect on the Company.

14.

3.25Health Laws and FDA Compliance.  Except as would not, individually or in the aggregate, result in a material adverse effect on the Company: (i) each of the Company and each of its Subsidiaries is and has been in compliance with statutes, laws, ordinances, rules and regulations applicable to the Company or its Subsidiaries for the ownership, testing, development, manufacture, packaging, processing, use, labeling, storage, or disposal of any product manufactured by or on behalf of the Company and its Subsidiaries or out-licensed by the Company and its Subsidiaries (each a “Company Product”), including without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, et seq., and the Public Health Service Act, 42 U.S.C. § 262 (collectively, “Applicable Health Laws”); (ii) the Company and its Subsidiaries possess all licenses, certificates, approvals, authorizations, permits and supplements or amendments thereto required by any such Applicable Health Laws and/or for the ownership of their properties or the conduct of their business as it relates to a Company Product and as described in the SEC Filings (collectively, “Authorizations”) and such Authorizations are valid and in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any term of any such Authorizations; (iii) neither the Company nor any of its Subsidiaries has received any written notice of adverse finding, warning letter or other written correspondence or notice from the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Authority alleging or asserting noncompliance with any Applicable Health Laws or Authorizations relating to a Company Product; (iv) neither the Company nor any of its Subsidiaries has received written notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any Company Product, operation or activity related to a Company Product is in violation of any Applicable Health Laws or Authorizations; and (v) neither the Company nor any of its Subsidiaries has received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations.

15.

3.26Tests and Preclinical and Clinical Trials.  The studies, tests and preclinical and clinical trials conducted by or, to the Company’s knowledge, on behalf of the Company that are described in the SEC Filings were and, if still pending, are being, conducted in all material respects in accordance with any applicable protocols submitted to the FDA or any Governmental Authority exercising comparable authority, procedures and controls pursuant to, where applicable, accepted professional and scientific standards, and all applicable Laws and regulations; the descriptions of the studies, tests and preclinical and clinical trials conducted by or, to the Company’s knowledge, on behalf of the Company, and the results thereof, contained in the SEC Filings are accurate and complete in all material respects; to the Company’s knowledge, there are no subsequent studies, tests or preclinical and clinical trials, the results of which call into question in any material respect the results described in the SEC Filings; and the Company has not received any notices or correspondence from the FDA, any Governmental Authority exercising comparable authority or any Institutional Review Board requiring the termination, suspension, material modification or clinical hold of any studies, tests or preclinical or clinical trials currently being conducted by or on behalf of the Company.

3.27Taxes.  (i) the Company and its Subsidiaries have filed all tax returns that are required to have been filed by each of them or has requested extensions of the filing date thereof and (ii) the Company and its Subsidiaries have paid all taxes required to be paid by any of them and any other assessment, fine or penalty levied against any of them, to the extent that any of the foregoing is due and payable, except in the case of clause (i) and (ii), for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a material adverse effect on the Company, whether or not arising from transactions in the ordinary course of business and (iii) there are no tax audits ongoing of which the Company has received written notice.

3.28Transfer Taxes.  There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale by the Company of the Shares.

16.

3.29Insurance.  The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are reasonable and customary in the business in which it is engaged; all policies of insurance and fidelity or surety bonds insuring the Company and its Subsidiaries or their businesses, assets, employees, officers and directors are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for; and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on the Company, whether or not arising from transactions in the ordinary course of business.

3.30Related Party Transactions.  No director or Affiliate of the Company, nor any family member of any officer, director or Affiliate of the Company has entered into any transaction with the Company or any of its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K that has not been disclosed in the SEC Filings as required by the rules and regulations of the SEC.

3.31Labor.  Neither the Company nor any of its Subsidiaries is bound by or subject to any collective bargaining agreement or any similar agreement with any organization representing its employees. No labor problem or dispute with the employees of the Company and its Subsidiaries exists or, to the knowledge of the Company, is threatened, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers or contractors, that would have a material adverse effect on the Company, whether or not arising from transactions in the ordinary course of business, except as contemplated in the SEC Filings.

17.

3.32Environmental Laws.  The Company and each of its Subsidiaries (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business and (iii) has not received notice of any actual or potential liability under any environmental law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a material adverse effect on the Company, whether or not arising from transactions in the ordinary course of business. The Company has not been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

3.33No Disqualification Events.  With respect to the Shares to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company or any of its predecessors, and to the knowledge of the Company, any affiliated issuer, director, executive officer, other officer of the Company participating in the offering hereunder, beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchaser a copy of any disclosures provided thereunder.

3.34Other Covered Persons.  Except to attorneys for legal services, the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration in connection with the sale of any Regulation D Shares pursuant to this Agreement.

18.

3.35Shell Company.  As of the date hereof and the Closing Date, the Company is not a “shell company” nor a former “shell company” (as defined in Rule 405 of the Securities Act) and has never been a “shell company.”

3.36Application of Takeover Provisions.  The Company and the Company’s Board of Directors have taken all necessary action in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Amended and Restated Certificate of Incorporation or the Laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the Company’s issuance of the Shares and the Purchaser’s ownership of the Shares.

3.37Passive Foreign Investment Company; Controlled Foreign Company.  Neither the Company nor its Subsidiaries will be deemed to constitute a “passive foreign investment company” within the meaning of 26 USC §1297(a) or a “controlled foreign company” within the meaning of 26 USC §957.

3.38Full Disclosure.  The Company understands that the Purchaser will rely on the foregoing representations in effecting the purchase of the Shares. Except to the extent specifically disclosed in Schedule 3.8 hereto, no representation or warranty of the Company in this Agreement and the Collaboration Agreement, when taken together with the SEC Filings, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

4.	Representations, Warranties and Covenants of the Purchaser

The Purchaser hereby represents and warrants to the Company as of the Closing Date as follows:

4.1Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business.

19.

4.2Authorization; Due Execution.  The Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement.  All corporate action on the part of the Purchaser, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement have been taken.  This Agreement has been duly authorized, executed and delivered by the Purchaser, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

4.3No Current Ownership in the Company.  Other than the Shares acquired under this Agreement, neither the Purchaser, nor to the Purchaser’s knowledge, any of its Affiliates own any shares of Common Stock or any rights to acquire Common Stock.  To the Purchaser’s knowledge, the purchase of the Shares will not result in the Purchaser (individually or together with any other Person with whom the Purchaser has identified, or will have identified, itself as part of a “group” in a public filing made with the SEC involving the Company’s securities) acquiring, or obtaining the right to acquire, in excess of 19.999% of the outstanding shares of Common Stock or the voting power of the Company on a post transaction basis that assumes that the Closing shall have occurred.  Such Purchaser does not presently intend to, alone or together with others, make a public filing with the SEC to disclose that it has (or that it together with such other Persons have) acquired, or obtained the right to acquire, as a result of such Closing (when added to any other securities of the Company that it or they then own or have the right to acquire), in excess of 19.999% of the outstanding shares of Common Stock or the voting power of the Company on a post transaction basis that assumes that the Closing shall have occurred.

20.

4.4Purchase Entirely for Own Account.  This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which the Purchaser hereby confirms by executing this Agreement, that the Shares purchased by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  Purchaser does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third party, with respect to the Shares, if issued.

4.5Disclosure of Information.  The Purchaser has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Agreement and to acquire the Shares.  The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares; provided, however, that neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its representatives or counsel shall modify, amend or affect Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained in this Agreement or the Collaboration Agreement.

4.6Investment Experience.  The Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.  The Purchaser has not been organized solely for the purpose of acquiring the Shares.

4.7Accredited Investor.  The Purchaser is an “accredited investor” as such term is defined in Rule 501 of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

21.

4.8Restricted Securities.  The Purchaser understands that:

(a)the Shares will not be registered under the Securities Act by reason of a specific exemption therefrom, and that the Purchaser must, therefore, bear the economic risk of such investment, unless and until a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, such as under Rule 144 of the Securities Act (“Rule 144”);

(b)each book entry entitlement representing the Shares will be noted with the following legends:

(i)THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED; and

(ii)Any legend required to be placed thereon under applicable state securities laws.

(c)The Company will instruct its transfer agent not to register the transfer of the Shares (or any portion thereof) unless the conditions specified in the foregoing legends are satisfied, until such time as a transfer is made, pursuant to the terms of this Agreement, and in compliance with Rule 144 or pursuant to a registration statement or, if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement.

4.9No Short Sales.  The Purchaser has not engaged, and will not engage, in any short sales of the Company’s Common Stock within the three-month period prior to the Closing Date.

22.

4.10No Legal, Tax or Investment Advice.  The Purchaser understands that nothing in the SEC Filings, this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice and that independent legal counsel has reviewed these documents and materials on the Purchaser’s behalf.  The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

5.	Conditions to the Company’s Obligations at Closing

5.1Closing.  The Company’s obligation to sell, issue and deliver the Shares to the Purchaser at the Closing shall be subject to the following conditions to the extent not waived by the Company:

(a)Receipt of Payment.  The Company shall have received payment in full, by wire transfer of immediately available funds, for the Shares at the Share Price.

(b)Collaboration Agreement.  The Collaboration Agreement shall have been executed and delivered by the Company and the Purchaser and shall remain in full force and effect.

(c)Representations and Warranties; Obligations. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct on the Closing Date.  The Purchaser shall have performed and complied with all obligations and conditions required to be performed and complied with by the Purchaser under this Agreement on, as of or prior to the Closing Date.

23.

6.	Conditions to the Purchaser’s Obligations At Closing

6.1Closing.  The Purchaser’s obligation to accept delivery of and pay for the Shares at the Closing shall be subject to the following conditions to the extent not waived by the Purchaser:

(a)Collaboration Agreement.  The Collaboration Agreement shall have been executed and delivered by the Company and the Purchaser and shall remain in full force and effect.

(b)Representations and Warranties; Obligations.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct on the Closing Date.  The Company shall have performed and complied with all obligations and conditions to be performed and complied with by the Company under this Agreement on, as of or prior to the Closing Date.

(c)Compliance Certificate.   The Purchaser shall have received a certificate, dated such Closing Date, of an executive officer of the Company in which such officer, in his or her capacity as an officer of the Company, shall state that: (i) the representations and warranties of the Company in this Agreement are true and correct; and (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder on, as of or prior to such Closing Date in all material respects.

24.

(d)Secretary’s Certificate.  The Purchaser shall have received a certificate, dated such Closing Date, of the secretary of the Company in which such secretary, in his or her capacity as secretary of the Company, shall certify and attach the resolutions of the Board of Directors of the Company approving the Agreement, the Collaboration Agreement and the transactions contemplated hereunder, and shall certify that such resolutions have not been amended or modified and remain in full force and effect.

(e)Good Standing Certificate.   The Purchaser shall have received a certificate from the Secretary of State of the State of Delaware dated within three (3) business days of such Closing Date evidencing the good standing and legal corporate existence of the Company.

(f)Opinion of Counsel to the Company.   The Purchaser shall have received an opinion, dated such Closing Date, of Goodwin Procter LLP, counsel for the Company, in the form attached hereto as Exhibit A.

(g)Listing. The Company’s Common Stock shall be listed and trade on the Nasdaq Global Market.

25.

7.	Additional Covenants.

7.1Participation Right.

(a)Company Participation Right. In the event that the Company intends to consummate, on or before the date twelve (12) months after the Closing Date, an underwritten public offering of shares of its Common Stock pursuant to an effective registration statement under the Securities Act that would result in aggregate gross proceeds (together with the proceeds from any shares of Common Stock sold pursuant to this Section 7.1) to the Company of at least $150,000,000 (a “Follow-On Offering”), the Company shall have the right (the “Company Participation Right”), but not the obligation, to require that the Purchaser purchase, in a concurrent private placement exempt from the registration requirements of the Securities Act, an aggregate of $50,000,000 of the Company’s Common Stock  (the “Participation Right Shares”) on the same terms and at a price per share equal to the price at which the Common Stock is issued and sold to the public in the Follow-On Offering at a closing to be held concurrently with the closing of the Follow-On Offering (the “Participation Right Closing”).  Notwithstanding the foregoing, to the extent that the number of shares of Common Stock that the Purchaser shall be obligated to purchase under this Section 7.1 would result in the Purchaser, together with its Affiliates, beneficially owning in excess of 14.999% of the outstanding shares of Common Stock or of the voting power of the Company (the “Maximum Ownership”), then, unless the Purchaser otherwise agrees, the actual number of Participation Right Shares to be purchased by the Purchaser under this Section 7.1 shall be reduced to the extent necessary to result in such beneficial ownership not exceeding the Maximum Ownership. The Company shall provide the Purchaser with written notice of the Company’s decision as to whether it will exercise the Company Participation Right at least fifteen (15) days prior to the date of the Follow-On Offering closing, as such Participation Right Closing date may be delayed pursuant to Section 7.1(b)(ii).

26.

(b)Undertakings in Connection with Participation Right.

(i)In the event that the Company exercises its right under Section  7.1(a), the Company and the Purchaser shall, on or before the date of the final prospectus relating to such Follow-On Offering, execute and deliver a stock purchase agreement containing representations, warranties and conditions to closing, that are substantially similar to the representations, warranties and conditions in this Agreement and are reasonably satisfactory to the Company and the Purchaser.

(ii)Each of the Company and the Purchaser (and their respective Affiliates) shall use its reasonable best efforts to file, within ten (10) business days after any written request from the Company to Purchaser specifying that the Company reasonably anticipates exercising the Company Participation Right within three (3) months from the date of such request, any premerger notification and report forms required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations thereunder, and any similar filings required under foreign antitrust or competition laws and regulations in connection with such exercise of the Company Participation Right (together, the “Antitrust Filings”).  The parties shall cooperate in the timely preparation and submission of any necessary Antitrust Filings, and each shall request early termination of any applicable waiting period(s) relating to the Antitrust Filings.  The obligation of each of the Company and the Purchaser to consummate the private placement pursuant to the Company Participation Right is subject to, and the Participation Right Closing shall occur on the later of the closing of the Follow-On Offering or the first business day after the expiration or early termination of any applicable waiting period(s) relating to the Antitrust Filings.

(iii)Each of the Company and the Purchaser shall promptly supply the other with any information that may be required in order to effectuate or obtain any applicable consents in connection with all required Antitrust Filings.  Except where prohibited by applicable laws, and subject to the confidentiality obligations in the Collaboration Agreement and any joint defense agreement entered into between the parties, each of the Company and the Purchaser (and their respective Affiliates), in order to comply with any applicable antitrust or competition laws and regulations or obtain any applicable consents in connection with all required Antitrust

27.

Filings, shall (A) consult with the other prior to taking a position with respect to any Antitrust Filings or applicable antitrust or competition laws and regulations, (B) to the extent reasonably required to permit appropriate coordination of efforts, permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions, and proposals before making or submitting any of the foregoing to any Governmental Authority, (C) coordinate with the other in preparing and exchanging such information, (D) promptly provide the other (and their counsel) with copies of presentations or other advocacy submissions (and a summary of any oral presentations) made by such party to any Governmental Authority, and (E) promptly provide the other (and their counsel) with advance notice of, and an opportunity to attend as an observer (to the extent permitted by the applicable Governmental Authority), any meeting with any Governmental Authority in connection with the consummation of the private placement pursuant to the Company Participation Right. Each of the Company and the Purchaser (and their respective Affiliates) will notify the other promptly upon the receipt of (x) any comments from any Governmental Authority in connection with any Antitrust Filings made pursuant to this Agreement, and (y) any request by any Governmental Authority for amendments or supplements to any Antitrust Filings made pursuant to, or for information provided to comply in all material respects with, any applicable antitrust or competition laws and regulations.

28.

(iv)Each of the Company and the Purchaser shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the private placement pursuant to the Company Participation Right, including using all reasonable best efforts to (A) obtain all consents, approvals, or waivers from third parties, including any applicable consents in connection with all required Antitrust Filings, (B) defend any actions challenging this Agreement or the consummation of the private placement pursuant to the Company Participation Right, and (C) execute or deliver any additional instruments necessary to consummate the private placement pursuant to the Company Participation Right, and to fully carry out the purposes of, this Agreement.  The Purchaser shall treat all notices delivered under this Section 7.1, including the fact that the Company intends to or anticipates conducting a Follow-On Offering as set forth therein, as Confidential Information of the Company, as defined in, and in accordance with the terms of, the Collaboration Agreement.

7.2Restricted Transactions.  From and after the Closing Date and through the earlier of (i) six (6) months after the effective date of the Collaboration Agreement or (ii) the expiration or termination of the Collaboration Agreement, , the Purchaser shall not, and shall not authorize, instruct, facilitate or permit any of its Affiliates or any other person or entity to, engage in any of the following: (a) offer, pledge, sell or contract to sell the Shares or any other securities of the Company or any of its Affiliates or successors or any instruments convertible into or exchangeable or exercisable for securities of the Company or any of its Affiliates or successors (the “Company Securities”); (b) sell any option or contract to purchase, purchase any option or contract to sell, or grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Company Securities; or (c) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Company Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise; provided, however, that the foregoing shall not prohibit the Purchaser or its Affiliates from transferring the Company Securities to an Affiliate of the Purchaser if such transferee Affiliate executes an agreement with the Company to be bound by the restrictions set forth in this Section 7.2.  In the event that the Purchaser acquires Participation Right Shares, from and after the date

29.

of the Participation Right Closing and through the earlier of (i) six (6) months after the date of the Participation Right Closing or (ii) the expiration or termination of the Collaboration Agreement, the Purchaser shall not, and shall not authorize, instruct, facilitate or permit any of its Affiliates or any other person or entity to, engage in the offer, pledge, sell or contract to sell the Participation Right Shares; provided, however, that the foregoing shall not prohibit the Purchaser or its Affiliates from transferring the Participation Right Shares to an Affiliate of the Purchaser if such transferee Affiliate executes an agreement with the Company to be bound by the restrictions set forth in this Section 7.2.

7.3Market Stand‑Off.  If requested by the representative of the underwriters of Common Stock (or other securities) of the Company in a registered offering of the Company’s securities, provided that Purchaser is then a beneficial owner of 5% or greater of the Company’s outstanding Common Stock, the Purchaser shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by the Purchaser for a period specified by the representative of the underwriters, in any case not to exceed ninety (90) days following any registered offering of the Common Stock of the Company, provided that all executive officers, directors and all stockholders which then beneficially own 5% or greater of the Company’s outstanding Common Stock (excluding investment companies or institutional investors that are not venture capital firms) are bound by substantially the same lock-up agreement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said periods.

7.4Shareholder Rights Plan.  No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that the Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, in either case solely by virtue of Purchaser purchasing the Shares under this Agreement.

30.

7.5Nasdaq Listing.  In the time and manner required by Nasdaq, the Company shall prepare and file with Nasdaq an additional shares listing application covering all of the Shares and shall use its reasonable best efforts to take all steps necessary to cause all of the Shares to be approved for listing on Nasdaq. The Company shall maintain compliance with all listing and maintenance requirements of Nasdaq on the date hereof, except for any noncompliance or deficiencies that may occur under Rules 5605(b)(1), 5605(c)(2), 5605(d)(2), 5450(a)(1), or 5250(c)(1) of the Nasdaq listing rules and in the event of any noncompliance or deficiency pursuant to such rules the Company shall use its reasonable best efforts to regain compliance in accordance with applicable Nasdaq procedures and cure periods such as to avoid any suspension of trading of the Company’s Common Stock on Nasdaq or delisting actions by Nasdaq.

7.6Legend Removal.   The legends set forth in Section 4.8(b) above shall be removed and the Company shall instruct its transfer agent for the Common Stock (the “Transfer Agent”) to register the Shares in book-entry form free and clear of such legends or any other legends by electronic delivery at the applicable balance account at the Depository Trust Company, if (i) such Shares have been resold under an effective registration statement under the Securities Act, (ii) such Shares are sold or transferred in connection with a resale transaction in compliance with Rule 144 (if the transferor is not an Affiliate of the Company), (iii) such Shares are eligible for resale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Company further agrees that it shall cause its counsel (i) after the effective date of a registration statement registering the resale of the Shares, to issue to the Transfer Agent, if required by the Transfer Agent, a “blanket” legal opinion or other letter to allow sales without restriction pursuant to the effective registration statement and (ii) provide all other opinions of counsel as may reasonably be required by the Transfer Agent in connection with the removal of legends pursuant to this Section 7.6. Following Rule 144 becoming available for the resale of the Shares without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to the Shares and without volume or manner-of-sale restrictions, the Company, upon the request of the Purchaser, shall issue, or shall cause Company counsel or other counsel satisfactory to the

31.

Transfer Agent to issue to the Transfer Agent a letter of instruction stating that any and all restrictive legends under the Securities Act may be removed. Any fees (with respect to the Transfer Agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legends shall be borne by the Company. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in Section 4.8(b).

7.7Registration Rights.

(a)Registration Statement.  So long as the Collaboration Agreement remains in effect, the Company shall:

(i)file, and use its reasonable best efforts to cause to be declared effective, a registration statement with the SEC (the “Registration Statement”) on or before the date that is eighteen (18) months following the Effective Date to register the Shares and the Participation Right Shares, if any, then owned by the Purchaser (collectively, the “Registrable Shares”) on Form S-3 under the Securities Act, or on such other form which is appropriate to register such Registrable Shares for resale from time to time by the Purchaser;

(ii)respond as promptly as reasonably possible to any comments received from the SEC with respect to the Registration Statement or any amendment thereto;

(iii)prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective and free from any material misstatement or omission to state a material fact therein;

(iv)furnish to Purchaser such number of copies of prospectuses in conformity with the requirements of the Securities Act and such other documents as the Purchaser may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Purchaser;

32.

(v)file such documents as may be required of the Company for normal securities law clearance for the resale of the Registrable Shares in such states of the United States as may be reasonably requested by the Purchaser and use its reasonable best efforts to maintain such blue sky qualifications during the period the Company is required to maintain effectiveness of the Registration Statement; provided, however, that the Company shall not be required to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(vi)upon notification by the SEC that the Registration Statement has been declared effective by the SEC, the Company shall file the final prospectus under Rule 424 of the Securities Act;

(vii)advise the Purchaser promptly:

(1)of the effectiveness of the Registration Statement or any post-effective amendments thereto;

(2)of any request by the SEC for amendments to the Registration Statement or amendments to the prospectus or for additional information relating thereto;

(3)of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Shares for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes; and

(4)of the existence of any fact and the happening of any event that makes any statement of a material fact made in the Registration Statement, the prospectus and amendment or supplement thereto, or any document incorporated by reference therein, untrue, or that requires the making of any additions to or changes in the Registration Statement or the prospectus in order to make the statements therein not misleading;

33.

(viii)use its reasonable best efforts to cause all Registrable Shares to be listed on each securities exchange, if any, on which equity securities of the Company are then listed; and

(ix)bear all expenses in connection with the procedures in paragraphs (i) through (viii) of this Section 7.7(a) and the registration of the Registrable Shares on such Registration Statement and the satisfaction of the blue sky laws of such states.

(b)Piggy-Back Registrations.  If, at any time after the date that is eighteen (18) months following the Effective Date, there is not an effective Registration Statement covering all of the Registrable Shares and the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or to equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to the Purchaser, if the Purchaser is not then eligible to sell all of its Registrable Shares under Rule 144 in a three-month period, written notice of such determination and if, within ten (10) days after receipt of such notice, the Purchaser shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Shares that the Purchaser requests to be registered.  Notwithstanding the foregoing, in the event that, in connection with any underwritten public offering, the managing underwriter(s) thereof shall impose a limitation on the number of shares of Common Stock which may be included in the registration statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Registrable Shares with respect to which the Purchaser has requested inclusion hereunder as the underwriter shall permit; provided, however, that (i) the Company shall not exclude any Registrable Shares unless the Company has first excluded all outstanding securities for which the holders are not contractually entitled to inclusion of such securities in such registration statement or are not contractually entitled to pro rata inclusion of such securities with the Registrable Shares and (ii) after giving effect to the immediately preceding proviso, any such exclusion of Registrable

34.

Shares shall be made pro rata among the Purchaser seeking to include Registrable Shares and the holders of other securities having the contractual right to inclusion of their securities in such registration statement , in proportion to the number of Registrable Shares and other securities, as applicable, sought to be included by each of the Purchaser and such holders.  For the sake of clarity, the filing of a prospectus supplement or an amendment to the prospectus dated November 21, 2018 contained in the Company’s registration statement on Form S-3/ASR (File No. 333-228513) shall not be deemed a filing of a registration statement relating to an offering for the Company’s own account or the account of others under the Securities Act of any of its equity securities under the first sentence of this Section 7.7(b).

(c)Indemnification.

(i)The Purchaser agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, each officer of the Company and each director of the Company), from and against any losses, claims, damages or liabilities to which the Company (or any such officers, directors or controlling persons) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any material breach of this Section 7.7 by the Purchaser or any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in each case, on the effective date thereof, if, and to the extent, such untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of the Purchaser specifically for use in preparation of the Registration Statement, and the Purchaser will reimburse the Company (and each of its officers, directors and controlling persons) for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

35.

(ii)The Company agrees to indemnify and hold harmless the Purchaser (and each of the Purchaser’s controlling persons, officers and directors) from and against any losses, claims, damages or liabilities to which the Purchaser (or any such controlling persons, officers or directors) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any material breach of this Section 7.7 by the Company or any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in each case, on the effective date thereof, unless, and to the extent, such untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of the Purchaser specifically for use in preparation of the Registration Statement, and the Company will reimburse the Purchaser (and each of its controlling persons, officers, and directors) for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

(d)Prospectus Delivery.  The Purchaser acknowledges that there may be times when the Company must suspend the use of the prospectus forming a part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the SEC, or until such time as the Company has filed an appropriate report with the SEC pursuant to the Exchange Act.  The Purchaser hereby covenants that it will not sell any Registrable Shares pursuant to said prospectus during the period commencing at the time at which the Company gives the Purchaser notice of the suspension of the use of said prospectus and ending at the time the Company gives the Purchaser notice that the Purchaser may thereafter effect sales pursuant to said prospectus.

36.

(e)Termination.  The obligations of the Company pursuant to Section 7.7  hereof shall cease and terminate upon the earlier of (x) the date on which all Registrable Shares held by the Purchaser are eligible to be sold pursuant to Rule 144 without condition or restriction, including without any limitation as to volume of sales, and without the Purchaser complying with any method of sale requirements under Rule 144 and (y) the date on which the Purchaser no longer holds any Registrable Shares.

(f)Information Rights.  With a view to making available to the Purchaser the benefits of Rule 144, and any other rule or regulation of the SEC that may at any time permit the Purchaser to sell securities of the Company to the public without registration or pursuant to a registration statement on Form S‐1 or Form S‐3, for so long as the Company is subject to the public reporting requirements of the Exchange Act, the Company shall, until such time as all Registrable Shares may be sold by the Purchaser without condition or restriction pursuant to Rule 144, including without any limitation as to volume of sales, and without the Purchaser complying with any method of sale requirements under Rule 144:

(i)make and keep available adequate current public information, as those terms are understood and defined in Rule 144;

(ii)use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(iii)furnish to the Purchaser, so long as the Purchaser owns any Registrable Shares, upon reasonable request by the Purchaser: (x) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of Rule 144 and the Exchange Act; and (y) such other information as may be reasonably requested in availing the Purchaser of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S‐3.

37.

Notwithstanding anything set forth in this Agreement to the contrary, the Company shall not be required to disclose material non-public information pursuant to this Agreement to Purchaser unless mutually agreed upon by the parties, and shall reasonably cooperate with procedures established by the Purchaser to limit the disclosure to Purchaser of any such material non‐public information to only those specific individuals designated in writing by either the Purchaser or the Company, in each case acting reasonably.

8.	Miscellaneous.

8.1Termination.  This Agreement may be terminated by the Purchaser, as to such Purchaser’s obligations hereunder only, by written notice to the Company, if the Closing has not been consummated on or before April 10, 2020; provided, however, that nothing contained in this Section 8.1 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

8.2Waivers and Amendments.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of both the Company and the Purchaser.

8.3Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

8.4Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles that would require the application of the Law of any other jurisdiction.  Any action brought, arising out of, or relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or

38.

that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this agreement may not be enforced in or by such courts.  The parties hereby consent to and grant the Court of Chancery of the State of Delaware jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.10 or in such other manner as may be permitted by law, shall be valid and sufficient thereof.

8.5Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.  Facsimile and electronic (PDF) signatures shall be as effective as original signatures.

8.6Successors and Assigns.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of the business of such party to which the Collaboration Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise, provided that upon the consummation by the Company of any such merger, sale of stock, sale of assets or other similar transaction, the obligations of the Purchaser under Section 7.1 shall terminate. Notwithstanding the foregoing, the Purchaser may assign any or all of its rights under this Agreement to an Affiliate, provided that the assigning party shall remain liable and responsible to the non‑assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  Any assignment not in accordance with this Agreement shall be void.

39.

8.7Entire Agreement.  This Agreement, the Collaboration Agreement and the other documents referred to herein and therein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

8.8Payment of Fees and Expenses.  Each of the Company and the Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby; provided, that upon the Closing, the Company shall pay the reasonable fees and expenses of counsel for the Purchaser in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby, in an amount not to exceed $50,000 in the aggregate.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.9Broker’s Fee. Each of the Company and the Purchaser hereby represents that there are no brokers or finders entitled to compensation in connection with the sale of the Shares, and each party shall indemnify the other party for any such fees for which such party is responsible.

8.10Notices.  Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be (a) delivered by hand or overnight courier with tracking capabilities or (b) mailed postage prepaid by first class, registered or certified mail addressed as set forth below unless changed by notice so given:

If to the Purchaser:

[***]

with a copy (which shall not constitute notice) to:

[***]

with a further copy (which shall not constitute notice) to:

[***]

40.

If to the Company:

Fate Therapeutics, Inc.

3535 General Atomics Court

Suite 200

San Diego, California, 92121

Attention: Chief Executive Officer

E-Mail: [***]

and

Fate Therapeutics, Inc.

3535 General Atomics Court

Suite 200

San Diego, California, 92121

Attention: Office of the General Counsel

E-Mail: [***]

Any such notice shall be deemed given (i) on the date received if delivered in accordance with Section 8.10(a), or (ii) five (5) Business Days after mailing if mailed in accordance with Section 8.10(b). A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 8.10. It is understood and agreed that this Section 8.10 does not intend to govern day-today business communications necessary between the Parties in performing their duties under the terms of the Collaboration Agreement.

8.11Securities Laws Disclosure; Publicity.  The Company shall file a Current Report on Form 8-K, including this Agreement as an exhibit thereto or to the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K covering the quarterly period in which this Agreement becomes effective, with the SEC within the time required by the Exchange Act, each of which must be agreed to by both parties or one of their respective Affiliates.  The Company and the Purchaser, or any of their respective Affiliates, shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby and neither the Company nor the Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of the Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the Company shall allow the Purchaser or an

41.

Affiliate of the Purchaser, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.  The Company shall not publicly disclose the name of the Purchaser or an Affiliate of the Purchaser, or include the name of the Purchaser or an Affiliate of the Purchaser in any press release or filing with the SEC or any regulatory agency or Nasdaq, without the prior written consent of the Purchaser or an Affiliate of Purchaser, except (a) as required by federal securities law in connection with (i) any registration statement contemplated by the registration rights agreement herein or (ii) the filing of a Current Report on Form 8-K, or Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K, or this Agreement (including signature pages thereto) with the SEC, (b) to the extent such disclosure is required by law, request of the staff of the SEC or Nasdaq regulations, in which case the party that is required to make such disclosure shall provide the other party (or, in the event that Purchaser is such other party, an Affiliate of Purchaser) with prior written notice of such disclosure permitted under this subclause (b), or (c) the information is already in the public domain through no breach of this Section 8.11.

8.12Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

8.13Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE COLLABORATION AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED.

8.14Limitation of Liability.  NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

[Signature Page to Follow]

42.

In Witness Whereof, the parties hereto have caused this Stock Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Fate Therapeutics, Inc.

By:	/s/ J. Scott Wolchko

Name:	J. Scott Wolchko

Title:	President and Chief Executive Officer

Johnson & Johnson Innovation – JJDC, Inc.

By:	/s/ Asish K. Xavier

Name:	Asish K. Xavier

Title:	VP, Venture Investments

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Schedule 3.8

On or before the date on which the Company publicly discloses its entry into the Collaboration Agreement and this Agreement, the Company intends to file a Current Report on Form 8-K containing the following disclosure under Item 8.01 of Form 8-K:

“[T]he Company is supplementing the risk factors previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2019 with the addition of the following risk factor under the subsection “Risks Related to Our Business and Industry”:

The outbreak of the novel strain of coronavirus, SARS-CoV-2, which causes COVID-19, could adversely impact our business, including our clinical trials and preclinical studies.

The outbreak of the novel coronavirus, SARS-CoV-2, which causes coronavirus disease 2019 (COVID-19), has evolved into a global pandemic. The coronavirus has spread to many regions of the world, including the United States and Europe. As a result of the coronavirus pandemic, we may experience disruptions that could materially impact our business. The extent to which the coronavirus impacts our business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning the coronavirus and the actions taken to contain the coronavirus or treat its impact, among others.

As a result of the COVID-19 pandemic, various aspects of our business operations have been, and could continue to be, disrupted. In response to the pandemic, we have implemented a work from home policy, with our administrative employees continuing their work outside of our offices, and restricted on-site staff to only those required to execute certain laboratory, manufacturing and related support activities. The increase in working remotely could increase our cyber security risk, create data accessibility concerns, and make us more susceptible to communication disruptions, any of which could adversely impact our business operations or delay necessary interactions with local and federal regulators, ethics committees, manufacturing sites, and clinical trial sites. In addition, as a result of shelter-in-place orders or other mandated travel restrictions, our on-site staff conducting research and development, preclinical studies, and manufacturing activities may not be able to access our laboratories or manufacturing space, and these core activities may be significantly limited or curtailed, possibly for an extended period of time.

In addition, our ongoing and planned clinical trials have been and will likely continue to be affected by the pandemic. Study procedures (particularly any procedures that may be deemed non-essential), site initiation, participant recruitment and enrollment, participant dosing, shipment of our product candidates, distribution of clinical trial materials, study monitoring, site inspections and data analysis may be paused or delayed due to changes in hospital or research institution policies, federal, state or local regulations, prioritization of hospital and other medical resources toward pandemic efforts, or other reasons related to the pandemic. If the coronavirus continues to spread, some participants and clinical investigators may not be able to comply with clinical trial protocols. For example, quarantines or other travel limitations (whether voluntary or required) may impede participant movement, affect access to study sites, or interrupt healthcare services, and we may be unable to conduct our clinical trials. Furthermore, the pandemic could result in interruption or delays in the operations of the U.S. Food and Drug Administration and other regulatory agencies. The extent and impact of such disruptions are currently unpredictable. Any prolongation or de-prioritization of our clinical trials or delay in regulatory review resulting from such disruptions could materially affect the development and study of our product candidates.

Our research, preclinical development, and manufacturing operations also may be adversely impacted by the COVID-19 pandemic. We currently utilize third parties to, among other things, supply and manufacture raw materials, components, consumables, and our product candidates, to ship our product candidates and manufacturing materials, and to perform certain testing relating to our product candidates. We also manufacture our product candidates and perform various related testing at our manufacturing facility, and conduct research and development activities. If we, or any third parties in our supply chain for materials which are used in either the manufacture of our product candidates or the conduct of our research and development, are adversely impacted by restrictions resulting from the coronavirus outbreak, our supply chain may be disrupted and our ability to manufacture and ship our product candidates for our clinical trials and to conduct research and development activities may be limited.

In addition, the trading prices for our common stock and other biopharmaceutical companies have been highly volatile as a result of the COVID-19 pandemic. As a result, we may face difficulties raising capital through equity or debt financings, or such financing transactions may be on unfavorable terms. While the potential economic impact brought by and the duration of the pandemic may be difficult to assess or predict, it has already caused, and is likely to result in further, significant disruption of global financial markets, which may reduce our ability to access capital either at all or on favorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the spread of COVID-19 could materially and adversely affect our business and the value of our common stock.

The ultimate impact of the current pandemic, or any other health epidemic, is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical and preclinical programs, our clinical, preclinical, research, manufacturing, and regulatory activities, healthcare systems or the global economy as a whole. However, these effects could have a material adverse impact on our operations, and we will continue to monitor the situation closely.”